UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 1, 2021

Quanta Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13831	74-2851603
(Commission File No.)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(Address of principal executive offices, including ZIP code)

(713) 629-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.00001	PWR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 1, 2021, Quanta Services, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Quanta Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), Blattner Holding Company, a Minnesota corporation (“Blattner”), solely for certain sections specified in the Merger Agreement, the Designated Company Shareholders (as defined in the Merger Agreement), and, following the completion of a holding company reorganization by Blattner pursuant to the Merger Agreement, David Henry Company, a Minnesota corporation and 100% wholly owned subsidiary of Blattner (“New Holdco”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Blattner (the “Merger”) at the effective time of the Merger (the “Effective Time”), and Blattner will continue as the surviving entity. The transaction consideration of $2.7 billion anticipated to be paid at closing of the Merger will consist of approximately $2.36 billion in cash, as well as shares of common stock of the Company valued at $337.5 million (such agreed value as of the execution of the Merger Agreement). Additionally, pursuant to the terms of the Merger Agreement, Blattner shareholders will be eligible for additional consideration of up to $300 million to the extent certain financial performance targets are achieved by the acquired business during a designated post-acquisition period.

At the Effective Time, as a result of the Merger and except as otherwise provided in the Merger Agreement, (i) all shares of common stock of Blattner outstanding immediately prior to the Effective Time and owned directly or indirectly by Blattner, if any, will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange for such common stock; (ii) all shares of common stock of Blattner outstanding in the name of Blattner’s shareholders (which does not include any shares of New Holdco common stock) immediately prior to the Effective Time will be cancelled and be converted into the right to receive payment of the Merger Consideration (as defined in the Merger Agreement), which includes a combination of cash and shares of common stock of the Company, and (iii) each outstanding award under the long term incentive plan of Blattner will become fully vested and will be cancelled in exchange for an amount as set forth in the Merger Agreement.

The Company intends to finance the transaction through debt financing and cash on hand, or a combination thereof. The Company has obtained commitments for debt financing as described below under “—Bridge Facility Commitment Letter,” should it be needed to complete the closing of the Merger. However, the Company expects to pursue certain other debt financing alternatives to finance the cash portion of the transaction consideration.

The members of the Board of Directors of each of the Company and Blattner, as well as the shareholders of Blattner, have approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

The transaction is expected to close in the Company’s fourth fiscal quarter of 2021, subject to satisfaction of certain closing conditions. Each party’s obligation to consummate the transaction pursuant to the Merger Agreement is subject to a number of conditions as set forth therein, including, among others, (i) the accuracy of the representations and warranties of the parties (subject to certain materiality qualifiers), (ii) performance in all material respects by each of the parties of its obligations and covenants and (iii) the expiration or termination of review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of any other required antitrust approvals. The Merger Agreement also contains certain termination rights for both the Company and Blattner.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Subject to the terms of the Merger Agreement, the representations and warranties set forth in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, and (i) should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other parties in accordance with the Merger Agreement, (iii) may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws, and (iv) were made only as of the dates specified in the Merger Agreement.

Bridge Facility Commitment Letter

On September 1, 2021, in connection with the execution of the Merger Agreement, the Company entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A., BofA Securities, Inc., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (collectively, the “Commitment Parties”), pursuant to which two of the Commitment Parties have committed to provide a 364-day senior unsecured bridge facility in an aggregate principal amount of up to $2.1835 billion (the “Bridge Facility”). The Bridge Facility would be available to the Company to finance the cash consideration estimated to be due at closing of the Merger and to pay fees and expenses incurred in connection therewith should the Company choose to utilize it. The funding of the Bridge Facility provided for in the Commitment Letter is contingent upon the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter and (ii) consummation of the Merger in accordance with the Merger Agreement. The definitive documentation governing the Bridge Facility has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the Commitment Letter. Commitments under the Bridge Facility will be permanently reduced on a dollar-for-dollar basis by, among other sources, the net cash proceeds received from any issuance or incurrence of debt for borrowed money, subject to certain limited exceptions. The Company expects to replace some or all of the Bridge Facility prior to closing the Merger with permanent financing. There can be no assurance that the permanent financing will be completed.

The foregoing description of the Commitment Letter and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Item 3.02	Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Report with respect to the shares of common stock of the Company valued at $337.5 million (such agreed value as of the execution of the Merger Agreement) to be issued to the Designated Company Shareholders (as defined in the Merger Agreement) as transaction consideration is incorporated herein by reference. Such shares of common stock are expected to be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 promulgated under the Securities Act.

Item 7.01	Regulation FD Disclosure.

On September 2, 2021, the Company issued a press release announcing the transaction. A copy of the press release is being furnished pursuant to Regulation FD as Exhibit 99.1 this Report.

The information furnished in Item 7.01 of this Report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 2, 2021.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated September 7, 2021	Quanta Services, Inc.

	By:	/s/ Derrick A. Jensen
Name: Derrick A. Jensen
Title: Chief Financial Officer